Exhibit 99.1

WABCO Is Puzzled by the European Commission’s Decision Against the Belgian Tax Authority

BRUSSELS, Belgium, January 12, 2016 – WABCO Holdings Inc. (NYSE: WBC), a leading innovator and global supplier of technologies that improve the safety and efficiency of commercial vehicles, said today that the company is puzzled by the European Commission’s decision, issued on January 11, 2016, which concluded that certain long-established rules under Belgian tax legislation are now deemed to be incompatible with European Union regulations on state aid.

The European Commission’s decision is against the Belgian state, and as a result, the Belgian government is now required to recover past tax benefits associated with their tax rules from applicable companies. The Belgian state has two months to decide whether it will appeal.

Headquartered in Brussels, Belgium, WABCO has always complied with tax laws in Belgium and elsewhere. However, WABCO may now be subject to action by the Belgian authorities based on the company’s participation in this tax program since 2012. But, WABCO does not expect this matter to result in any cash taxes relating to 2015 or prior years due to the availability of net operating losses.

“WABCO complies with tax rules in every country where we do business and this is also certainly the case in Belgium,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “We are perplexed that the European Commission has decided not only to override the Belgian tax code and declare that Belgian tax rules that were in place for more than a decade are now illegal, but also to require the Belgian government to recover tax charges retroactively.”

“WABCO will continue to monitor developments, particularly taking into account the reactions of the Belgian authorities, and explore all avenues to protect the best interests of our shareowners,” added Esculier.

About WABCO

WABCO (NYSE: WBC) is a leading innovator and global supplier of technologies that improve the safety and efficiency of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough products and systems for braking, stability, suspension, transmission automation, and aerodynamics. Today, all of the world’s leading truck, bus and trailer manufacturers have WABCO technologies onboard. In addition, WABCO provides the industry with advanced fleet management solutions and aftermarket services. WABCO reported sales of $2.9 billion in 2014. The company is headquartered in Brussels, Belgium, and has 11,000 employees worldwide.

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned, the outcome of any appeal by Belgium of the European Commission’s decision, further changes in the tax laws in the jurisdictions in which we do business or maintain assets, including as a result of further action by the European Commission under state aid principles, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

WABCO media contact

Tobias Mueller, +49 89 470 277 112, wabco@klenkhoursch.de

WABCO investors and analysts contact

Christian Fife, +1 732 369 7465, christian.fife@wabco-auto.com